CERTIFICATE OF OWNERSHIP AND MERGER
                                     MERGING
                           CHAMPPS ENTERTAINMENT, INC.
                                      INTO
                         UNIQUE CASUAL RESTAURANTS, INC.
                                     ******
         Unique Casual Restaurants, Inc. a corporation organized and existing under the laws of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST: That the Corporation was incorporated on May 27, 1997, pursuant to the General Corporation Law of the State of Delaware

         SECOND: That the Corporation owns all of the issued and outstanding shares of the common stock of Champps Entertainment, Inc., a corporation incorporated on the 26th of July, 1999, pursuant to the General Corporation Law of the State of Delaware, which class of stock is the only class of capital stock of Champps Entertainment, Inc., outstanding.

         THIRD: That the Corporation, by the following resolutions of its Board of Directors, duly adopted by the unanimous written consent of its members, effective as of July 20, 1999, determined to merge with and into itself said Champps Entertainment, Inc.

     RESOLVED, That Champps Entertainment, Inc. merge with and into the Corporation, with the Corporation to be the surviving corporation in such merger and the stock of the non-surviving corporation to be cancelled as of the effectiveness of such merger, and thereby assume its liabilities and obligations; and

     FURTHER RESOLVED, That the proper officer of the Corporation be and he or she is hereby directed to make and execute a Certificate of Ownership and Merger (the "Certificate") setting forth a copy of the resolutions to merge said Champps Entertainment, Inc., with and into the Corporation and thereby assume its liabilities and obligations, and the date of adoption thereof, and to cause the Certificate to be filed with the Secretary of State and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper in order to effect said merger; and

     FURTHER RESOLVED, That said merger shall be effective upon the date of filing the Certificate with the Secretary of State of Delaware; and

     FURTHER RESOLVED, That upon the effectiveness of the merger the Corporation shall change its corporate name by amending and restating Article 1 of its Amended and Restated Certificate of Incorporation to provide as follows:

     Article 1. That name of the Corporation is Champps Entertainment, Inc.

         IN WITNESS WHEREOF, said Unique Casual Restaurants, Inc. has caused this Certificate of Ownership and Merger to be signed by William H. Baumhauer, its President, this 26th day of July 1999.


                                                UNIQUE CASUAL RESTAURANTS, INC.



                                                By: /s/ William H. Baumhauer
                                                --------------------------------
                                                William H. Baumhauer, President